Exhibit 99.2

November 7, 2013

Mr. Jeffery H. Boyd
c/o priceline.com Incorporated
800 Connecticut Avenue
Norwalk, CT 06854

Re:    Transition Agreement

Dear Jeff:

This letter confirms your resignation as an employee and as Chief Executive Officer of priceline.com Incorporated (the “Company”) effective as of January 1, 2014 (the “Transition Date”) after 14 years of distinguished and much appreciated service to the Company. This letter also serves to set forth certain terms relating to your resignation of employment as well as your ongoing service and leadership in your role as Chairman of the Board of Directors of the Company (the “Board”).

1.	Terms Relating to Resignation of Employment.

(a)For purposes of your Amended and Restated Employment Agreement with the Company dated August 22, 2008, as amended December 18, 2008 (the “Employment Agreement”), we have agreed that your resignation is a termination of your employment without Good Reason (as defined in the Employment Agreement). In recognition of your wishes, you will no longer serve as an officer of the Company or as an officer or director of any subsidiary or affiliate of the Company, and this letter represents your resignation from such positions, effective as of the Transition Date.

(b)As described in Section 17(h) of the Employment Agreement, your and the Company’s rights and obligations under the Employment Agreement will survive the termination of your employment. Without limiting the generality of the forgoing, the rights and obligations of the parties under Sections 12 and 13 of the Employment Agreement remain in effect in accordance with their terms.

(c)Any amount of base salary that has been earned but remains unpaid as of the Transition Date, any accrued, but unused vacation pay as of the Transition Date, and any business expenses that remain unreimbursed as of the Transition Date, will be paid to you in a lump sum as soon as practicable after the Transition Date. In addition, any bonus for the 2013 fiscal year that the Board determines to be payable to you in respect of 2013 performance will be paid to you when bonus amounts for 2013 are paid to other senior executives of the Company after the Compensation Committee of the Board evaluates 2013 performance against performance goals. The Board will determine your bonus for the 2013 fiscal year in a manner consistent with past practice and without regard for the termination of your employment.

(d)Your benefits and rights under the Company’s benefit plans and programs will be paid or made available to you in accordance with the applicable terms of such plans. If you elect continuation coverage under the Company’s medical plan pursuant to Part 6 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended (“COBRA”), you will be entitled to continue to participate in the Company’s medical plan for a period of 24 months after the Transition Date. You will be responsible for the cost of the COBRA premiums for such coverage.

(e)Your Performance Share Unit awards that are outstanding as of the Transition Date will continue to vest in accordance with the terms of the Company’s 1999 Omnibus Plan (as amended and restated) and the award agreements pursuant to which they were granted.

2.Terms Relating to Board Membership. You will continue to serve as Chairman of the Board. For your services as a Director, you will receive the same compensation as the other non-employee Directors. For your services as Chairman, you will receive the following compensation: an annual cash retainer of $25,000 and an annual restricted stock unit grant in the amount of $110,000. These amounts will be in addition to any amounts you receive for Board or Committee services as a Director.

3.Affirmation of Confidentiality, Non-Competition and Non-Solicitation Obligations. You acknowledge that (a) the Non-Competition and Non-Solicitation Agreement that you entered into with the Company, dated February 25, 2013 (the “Non-Competition Agreement”), remains in effect after the Transition Date in accordance with its terms; provided, however, that the term “Restriction Period” as used in the Non-Competition Agreement is amended to mean the period ending on the first anniversary of the cessation of your service on the Board for any reason, and (b) the Company’s Incentive-Based Compensation Clawback Policy will continue to apply to any Covered Incentive-Based Compensation (as such term is defined in the Policy) after the Transition Date.

4.Business Expense Reimbursement. The Company will reimburse you for the travel, entertainment and other business expenses incurred by you in the performance of your duties as Chairman of the Board, in accordance with the Company’s expense reimbursement policies as in effect from time to time; provided, however, that such expenses must be paid no later than the last day of the calendar year following the calendar year in which such expenses were incurred and further provided that in no event will the amount of expenses so reimbursed in one taxable year affect the amount of expenses eligible for reimbursement in any other taxable year.

5.Indemnification. In furtherance of Section 13 of the Employment Agreement, the Company reaffirms its agreement to indemnify you and hold you harmless to the fullest extent permitted by law for any action or inaction by you while serving as an officer and director of the Company or, at the Company’s request, as an officer or director of any other entity or as a fiduciary of any benefit plan. The Company shall cover you under directors and officers’ liability insurance after the Transition Date in the same amount and to the same extent as the Company covers its other officers and directors.

6.Attorneys’ Fees.

(a)    The Company shall pay your reasonable legal fees and costs associated with this letter up to a maximum of $10,000.
(b)    All disputes and controversies arising under or in connection with this letter shall be settled by arbitration conducted before a panel of three (3) arbitrators sitting in New York City, New York, or such other location agreed by the parties hereto, in accordance with the rules for expedited resolution of commercial disputes of the American Arbitration Association then in effect. The determination of the majority of the arbitrators shall be final and binding on the parties. Judgment may be entered on the award of the arbitrator in any court having proper jurisdiction. The Company shall promptly pay all expenses of such arbitration, including the fees and expenses of your counsel. If the arbitrators determine that your position was overall frivolous or otherwise taken in bad faith, the arbitrators may determine that you reimburse the Company for your own legal fees. All reimbursements or payments by the Company of your legal fees under this Section 6(b) shall be for expenses incurred during your lifetime and shall be made within ninety (90) days following the date you submit evidence of the incurrence of such expenses, and in all events prior to the last day of the calendar year following the calendar year in which you incur the expense. In no event will the amount of expenses reimbursed or paid in one year affect the amount of expenses eligible for reimbursement, or payment to, or for you in any other taxable year.

* * * * *

If you agree with the foregoing, please sign and date the enclosed copy of this letter in the space indicated below.

            Sincerely,

/s/ James M. Guyette
            James M. Guyette
            Lead Independent Director

Accepted by and Agreed to:

/s/ Jeffery H. Boyd
Jeffery H. Boyd
Date: November 7, 2013